Exhibit 99.3

February 15, 2012

Cloudary Corporation

35 Boxia Road, Pudong New Area

Shanghai 201203

People’s Republic of China

Consent of iResearch Consulting Group

iResearch Consulting Group hereby consents to references to its name in the Registration Statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) in relation to the initial public offering of Cloudary Corporation (the “Company”) filed or to be filed with the U.S. Securities and Exchange Commission (the “SEC”), any marketing document and material in relation to the initial public offering, any document and material used in any capital raising transaction effected substantially concurrently with the initial public offering and any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, “SEC Filings”). iResearch Consulting Group further consents to inclusion of information, data and statements from the reports entitled “iResearch China Internet Literature Research Report” (the “Report”) in the Company’s Registration Statement , any marketing document and material in relation to the initial public offering, any document and material used in any capital raising transaction effected substantially concurrently with the initial public offering and SEC Filings, and citation of the Report in the Company’s Registration Statement, any marketing document and material in relation to the initial public offering, any document and material used in any capital raising transaction effected substantially concurrently with the initial public offering and SEC Filings. iResearch Consulting Group also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

By:	(Company Seal) Shanghai iResearch Co., Ltd. For and on behalf of iResearch Consulting Group
Name:
Title: